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Rentrak Corporation
Computation of Net Income Per Share
For The Periods Ended September 30, 1996 and 1997

                                                       For the Quarter Ended       For the Six Months Ended
                                                       September 30, 1997          September 30, 1997
                                                       Primary  Fully Diluted      Primary  Fully Diluted
Calculation of Outstanding Shares

Weighted average number of shares of
  common stock outstanding                          11,369,295     11,369,295     11,533,504     11,533,504

    Dilutive effect of exercise of stock options     4,698,506      4,948,506      4,643,284      5,664,886

    Less: purchase of treasury shares, up to
    20% of shares outstanding at period end         (2,210,914)    (2,210,914)    (2,266,412)    (2,266,412)

Weighted average number of shares of common
  stock and common stock equivalents                13,856,887     14,106,887     13,910,376     14,931,978


Calculation of Net Income Per Share

Net Income                                          $1,203,888     $1,203,888     $2,515,022     $2,515,022

   Plus: interest income from investments
   assumed purchased with proceeds from
   exercise of stock options and warrants in
   excess of proceeds used to purchase
   treasury stock.                                     131,879        140,052        269,347        361,965

Net Income for purposes of computing
  earnings per share.                               $1,335,767     $1,343,940     $2,784,369     $2,876,987


Net Income per Share                                     $0.10          $0.10          $0.20          $0.19

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
                                                For the Quarter Ended         For the Six Months Ended
                                                September 30, 1996            September 30, 1996
                                                       Primary  Fully Diluted        Primary  Fully Diluted
Calculation of Outstanding Shares

Weighted average number of shares of
  common stock outstanding                          12,141,210     12,141,210     12,139,762     12,139,762

    Dilutive effect of exercise of stock options     4,936,924      6,610,674      4,914,899      6,588,649

    Less: purchase of treasury shares, up to
    20% of shares outstanding at period end         (2,428,248)    (2,428,248)    (2,427,988)    (2,427,988)

Weighted average number of shares of common
  stock and common stock equivalents                14,649,886     16,323,636     14,626,673     16,300,423


Calculation of Net Income Per Share

Net Income                                          $3,975,933     $3,975,933     $4,552,229     $4,552,229

   Plus: interest income from investments
   assumed purchased with proceeds from
   exercise of stock options and warrants in
   excess of proceeds used to purchase
   treasury stock.                                     164,474        253,725        343,379        521,881

Net Income for purposes of computing
  earnings per share.                               $4,140,407     $4,229,658     $4,895,608     $5,074,110


Net Income per Share                                     $0.28          $0.26          $0.33          $0.31


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